Exhibit 9

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF

9.00% SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

INVACARE HOLDINGS CORPORATION

Invacare Holdings Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

I.

The Board of Directors of the Corporation, by resolutions adopted on May 5, 2023, and a Certificate of Designations filed with the Secretary of State of the State of Delaware on May 5, 2023 (the “Original Certificate of Designations”) established a series of preferred stock of the Corporation designated as “9.00% Series A Convertible Participating Preferred Stock”.

II.

The Corporation, pursuant to resolutions adopted by the Board of Directors on March 13, 2024 and the written consent of the requisite holders of Series A Preferred Stock (as defined below) dated March 13, 2024, filed that certain First Amendment to the Original Certificate of Designations with the Secretary of State of the State of Delaware on March 13, 2024 (the “First Amendment”).

III.

The Corporation, pursuant to resolutions adopted by the Board of Directors on April 8, 2024 and the written consent of the requisite holders of Series A Preferred Stock (as defined below) dated April 8, 2024, filed that certain Second Amendment to the Original Certificate of Designations with the Secretary of State of the State of Delaware on April 8, 2024 (the “Second Amendment” and the Original Certificate of Designations as amended by the First Amendment and the Second Amendment, the “Existing Certificate of Designations”).

IV.

The Board of Directors, by resolution adopted on October 29, 2024, determined that, subject to certain conditions, it was advisable and in the best interest of the Corporation and its stockholders to amend and restate the Existing Certificate of Designations as set forth herein.

V.

The holders of a majority of the outstanding shares of Series A Preferred Stock and a majority of the Entitled Stockholders (as defined in the Existing Certificate of Designations), representing the votes necessary to authorize such action pursuant to Section 4.2 of the Certificate of Incorporation of the Corporation and Section 7(b) and Section 18 of the Existing Certificate of Designations, acting by written consent adopted on October 29, 2024, approved the amendment and restatement of the Existing Certificate of Designation.

NOW THEREFORE, the Corporation agrees that the Existing Certificate of Designations is hereby amended and restated in its entirety as follows:

Section 1 Designation and Number of Shares. Pursuant to the Charter, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.001 per share (“Preferred Stock”), a series of Preferred Stock consisting of 6,750,011 shares of Preferred Stock designated as the “9.00% Series A Convertible Participating Preferred Stock” (the “Series A Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Series A Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of such shares then outstanding.

Section 2 General Matters; Ranking. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding-up or dissolution, as applicable, of the Corporation, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock, and (iv) junior to the Corporation’s existing and future indebtedness and other liabilities.

Section 3 Standard Definitions. As used herein with respect to the Series A Preferred Stock:

“ABL Credit Agreement” shall mean that certain loan and security agreement dated May 5, 2023 among the Corporation and the other borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB (as successor to White Oak Commercial Finance, LLC), as Administrative Agent and Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

“Agent Members” shall have the meaning set forth in Section 19(b).

“Average VWAP” per share of Common Stock over a certain period means the arithmetic average of the VWAP per share of Common Stock for each Trading Day in the relevant period.

“Backstop Commitment Agreement” shall have the meaning ascribed to the term in the Plan.

“Backstop Party” means the original signatories to the Backstop Commitment Agreement and any Person that, as of the Effective Date, is entitled to exercise Backstop Party Rights pursuant to, and as defined in, the Backstop Commitment Agreement.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“Board of Directors” shall have the meaning set forth in the Charter.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as amended or restated from time to time.

“Certificate of Designations” means this document setting forth the designation, powers, preferences and rights, and the qualifications, limitations or restrictions thereto, of the Series A Preferred Stock, as amended from time to time in compliance with applicable laws, the Charter and the provisions hereof.

“Change of Control” means that (a) a Person or “group” (as the term is used for purposes of Section 13(d) of the Exchange Act), other than a Change of Control Excluded Person, becomes the direct or indirect beneficial owner (as determined pursuant to Rule 13d-3 or Rule 13d-5 under the Exchange Act) of securities representing more than 50% of the voting power of the Corporation; and (b) the Corporation has become aware of such development by virtue of a written notice, public report, filing pursuant to Section 13(d) of the Exchange Act, or otherwise.

“Change of Control Excluded Person” means: (a) a Person that is a Backstop Party (or a Backstop Party’s Related Fund), to the extent that prior to the date hereof neither such Backstop Party nor any of such Backstop Party’s Related Funds or Affiliates has filed a public report pursuant to Section 13(d) of the Exchange Act indicating that such Back Stop Party or such Backstop Party’s Related Funds or Affiliates delivered a letter to the Board indicating that such Person, either alone or together with other potential investors, had or was proposing to engage in discussions with the Corporation regarding the potential acquisition of the Corporation; (b) any Person that controls, is controlled by, or is under common control with a Person described in clause (a) of this definition; and (c) a “group” (as the term is used for purposes of Sections 13(d) of the Exchange Act) that includes one or more Change of Control Excluded Persons as defined under clauses (a) or (b) above, where such Change of Control Excluded Persons beneficially own capital stock of the Corporation having more the 50% of the combined voting power in the election of directors of all the capital stock of the Corporation held by such group.

“Charter” means the certificate of incorporation of the Corporation, as amended or restated from time to time.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation.

“Confirmation Order” means the Order Confirming the Debtors’ First Amended Joint Chapter 11 Plan of Invacare Corporation and its Debtor Affiliates entered by the Bankruptcy Court on April 28, 2023, in the Chapter 11 Case No. 23-90068 (CML).

“Conversion and Dividend Disbursing Agent” means Equiniti Trust Company, LLC, the Corporation’s duly appointed conversion and dividend disbursing agent for Series A Preferred Stock, and any successor appointed under Section 14.

“Conversion Date” shall have the meaning set forth in Section 10(b).

“Conversion Price” means, (a) as of the Effective Date, $1.72076211 (the “Initial Conversion Price”); and (b) as of any date thereafter, such Initial Conversion Price, as adjusted pursuant to the provisions of Section 13.

“Corporation” means Invacare Holdings Corporation, a Delaware corporation.

“Debt” shall mean, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; and (c) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.

“Debt Group Members” shall mean each of Backstop Parties to the extent that each such Backstop Party has fully funded at least its pro rata portion of the aggregate principal under the ABL Credit Agreement as of any applicable date (with such pro rata portion being a fraction determined by dividing (x) the number of Series A Preferred Stock held by such Backstop Party or its Related Funds on the Effective Date and (y) the total number of Series A Preferred Stock owned by all of the Backstop Parties and their respective Related Funds) as of the Effective Date.

“Debt Offer Notice” shall have the meaning set forth in Section 6(f).

“Declining Group Member” shall have the meaning set forth in Section 6(f).

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Deemed Liquidation Event” means the occurrence of any of the following:

(i)

a merger or consolidation in which the Corporation is a constituent party, or a Subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, unless the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any Subsidiary of the Corporation of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole, or

(iii)

the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of the Corporation;

provided, however, that, prior to the Exit Indebtedness Termination Date, a Deemed Liquidation Event shall not occur unless such Deemed Liquidation Event constitutes an event requiring payment in full in cash of the Exit Term Loan Facility and the Exit Secured Convertible Notes and all outstanding obligations and liabilities, including without limitation, principal, interest, fees, premiums, charges, and expenses, arising under or relating to the ABL Credit Agreement; and provided, further, that no Deemed Liquidation Event shall occur if a majority of the Holders so determine by written notice to the Corporation prior to the effective date of any transaction described in clauses (i), (ii) or (iii) above; and provided, further, that no Deemed Liquidation Event shall occur as a result of the issuance of the Series B Preferred Stock in accordance with the Exchange Agreement.

“Dividend Accrual Period” means (a) initially, the period from, and including, the Effective Date to, but excluding, the June 15, 2023 Dividend Payment Date; and (b) thereafter, the period from, and including, each Dividend Payment Date, to, but excluding the next Dividend Payment Date.

“Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.

“Dividend Rate” means a rate of 9% per annum computed on the basis of a year of twelve thirty-day months and 360 days.

“Dividends” shall have the meaning set forth in Section 4(a).

“DTC” means The Depository Trust Company.

“Effective Date” has the meaning set forth in the Plan.

“Entitled Stockholder” has the meaning set forth in Section 6(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agreement” shall mean that certain Amended and Restated Exchange Agreement dated October 29, 2024, among the Corporation and certain Holders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Exchange Group Member” means any holder of Common Stock who is a signatory to the Exchange Agreement and is not otherwise a Defaulting Holder (as defined in the Exchange Agreement).

“Exchange Member Majority in Interest” shall mean the holders of a majority of the Common Stock held by all Exchange Group Members.

“Exercising Group Member” shall have the meaning set forth in Section 6(f).

“Exercise Period” shall have the meaning set forth in Section 6(f).

“Exit Indebtedness Termination Date” means the later of the (i) date on which the Exit Term Loan Facility is repaid in full and (ii) date on which none of the Exit Secured Convertible Notes remains outstanding and (iii) date on which all outstanding obligations and liabilities, including without limitation, principal, interest, fees, premiums, charges, and expenses, arising under or relating to the ABL Credit Agreement are repaid in full in cash.

“Exit Lender” means (a) each Backstop Party and (b) as of any date, each other Person (not a Backstop Party) who (1) participated in the Rights Offering and purchased thereunder, or otherwise acquired pursuant to the Plan, shares of Series A Preferred Stock representing more than 5% of all shares of Series A Preferred Stock issued and outstanding on the Effective Date, and (2) has beneficially owned at all times since the Effective Date, and continues to beneficially own, as of such date, more than 5% of the issued and outstanding shares of Common Stock as conclusively shown:

i. if the Corporation’s Common Stock has remained at all times registered under Section 12 of the Exchange Act, in filings pursuant to Section 13(d) or 16(a) of the Exchange Act made by such Person, but only to the extent that such filings disclose the individual holdings of such Person, its Affiliates and Related Funds, without giving effect to any holding of other members of any “group” (as the term is used for purposes of Sections 13(d) of the Exchange Act) to which such Person may belong; and

ii. otherwise, in Register entries evidencing direct ownership of securities of the Corporation in the name of such Person, its Affiliates and Related Funds.

For the purposes of clause (b)(2) of the foregoing definition, beneficial ownership of Common Stock shall be determined as provided in Rule 13d-3 under the Exchange Act, except that the total number of shares of Common Stock outstanding will be determined assuming that all outstanding shares of Series A Preferred Stock have been converted. For the avoidance of doubt, a Person that is not a Backstop Party and does not satisfy all the requirements of clause (b)(2) of the foregoing definition (including sub clauses (i) and (ii) thereof, shall not be an Exit Lender, regardless of the number of shares beneficially owned by such Person.

“Exit Secured Convertible Notes” means, collectively, the Exit Secured Convertible Tranche I Notes, and the Exit Secured Convertible Tranche II Notes.

“Exit Secured Convertible Tranche I Notes” means the Corporation’s 7.50% Convertible Senior Secured Notes due 2028, Tranche I, issued on the Effective Date pursuant to the Exit Secured Convertible Tranche I Notes Indenture.

“Exit Secured Convertible Tranche I Notes Indenture” means the indenture dated May 5, 2023, among the Corporation, as issuer, the guarantors listed therein, and GLAS Trust Company LLC, as trustee and notes collateral agent, as from time to time amended in compliance with the provisions thereof.

“Exit Secured Convertible Tranche II Notes” means the Corporation’s 7.50% Convertible Senior Secured Notes due 2028, Tranche II, issued on the Effective Date pursuant to the Exit Secured Convertible Tranche II Notes Indenture.

“Exit Secured Convertible Tranche II Notes Indenture” means the indenture dated May 5, 2023, among the Corporation, as issuer, the guarantors listed therein, and GLAS Trust Company LLC, as trustee and notes collateral agent, as from time to time amended in compliance with the provisions thereof.

“Exit Term Loan Agreement” means the Amended and Restated Credit Agreement dated as of May 5, 2023, among the Corporation, Reorganized Invacare, the lenders party thereto, Cantor Fitzgerald Securities, as Administrative Agent, and GLAS Trust Company LLC, as Collateral Agent, as from time to time amended in compliance with the provisions thereof.

“Exit Term Loan Facility” means the credit facility in the amount of $85,000,000 extended to Reorganized Invacare under the Exit Term Loan Agreement.

“Fair Value” of a share of Common Stock, as of any specified date, means:

i.

if, at the time, the Common Stock is listed on a Relevant Stock Exchange, the Average VWAP of the Common Stock for the ten Trading Days immediately preceding the specified date (or, if the Common Stock has traded on such Relevant Stock Exchange for less than 10 Trading Days, the Average VWAP for such lesser period of time);

ii.

if, at the time, the Common Stock is publicly traded but not listed on a Relevant Stock Exchange, the average of the reported closing bid and ask prices of a share of Common Stock in the over-the-counter market for the 10 Trading Days immediately preceding the specified date (or if the Common Stock has been publicly traded (but not listed) for less than 10 Trading Days, the average of the reported bid and ask prices for such lesser period of time); or

iii.	in all other cases, such value as reasonably determined in good faith by the Board of Directors.

“Free Convertibility Date” shall mean the earlier to occur of:

i.	a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation;

ii.	an event that constitutes, or but for the operation of one or both of the provisos to the definition thereof would constitute, a Deemed Liquidation Event; and

iii.	a Mandatory Redemption Event.

“Global Certificate” shall have the meaning set forth in Section 19(b).

“Global Certificate Shares” shall have the meaning set forth in Section 19(b).

“Holder” means each Person in whose name shares of Series A Preferred Stock are registered, who shall be treated by the Corporation and the Registrar as the absolute owner of those shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Invacare International” means Invacare International Holdings Corp., a Delaware corporation.

“Invacare International Common Stock” means the common stock, par value $0.001 per share, of Invacare International.

“Invacare International Fundamental Change” means the consummation, at any time after the Effective Date, of (A) any transaction immediately following the consummation of which Invacare International ceases to be a Wholly-Owned Subsidiary of the Corporation; (B) the voluntary or involuntary liquidation, winding-up or dissolution of Invacare International, (C) any consolidation, merger, binding share exchange, or other combination pursuant to which the Invacare International Common Stock will be converted into, or exchanged for, stock, other securities, or other property or assets (including cash), or a combination thereof, in each case after which Invacare International will no longer be a Wholly-Owned Subsidiary of the Corporation; or (D) any sale, lease, or other transfer or disposition in one transaction or a series of transactions of a material portion of the consolidated assets of Invacare International and its Subsidiaries, taken as a whole, to any Person other than the Corporation or any of the Corporation’s Wholly-Owned Subsidiaries (a “material portion” of the consolidated assets of the Invacare International and its Subsidiaries, taken as a whole shall include, without limitation, assets sold, leased or transferred which results in net proceeds in excess of $10,000,000).

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series ranks either (x) senior to the Series A Preferred Stock as to dividend rights and/or distribution rights upon the Corporation’s liquidation, winding-up or dissolution or (y) on parity with the Series A Preferred Stock as to dividend rights and/or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Liquidation Dividend Amount” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, an amount initially equal to $25.00 (the “Initial Liquidation Preference”), which shall periodically be reset as follows (and until so reset shall remain at the most-recently set value):

(a)

as of the Dividend Payment Date falling on June 15, 2023, the Liquidation Preference shall increase to the sum of (i) the Initial Liquidation Preference, plus (ii) Dividends accrued thereon at the Dividend Rate from, and including, the Effective Date to, but excluding, such Dividend Payment Date; and

(b)

as of each Dividend Payment Date thereafter, the Liquidation Preference shall (subject to as provided below) increase to the sum of (i) the Liquidation Preference as re-computed on the immediately preceding Dividend Payment Date, plus (ii) Dividends accrued thereon at the Dividend Rate from, and including, such immediately preceding Dividend Payment Date to, but excluding, the Dividend Payment Date as of which the computation is made;

provided, however, that no adjustment or reset to the Liquidation Preference shall occur on any Dividend Payment Date on which the Corporation shall make a payment of Dividends in cash pursuant to Section 4(c).

“Mandatory Redemption Date” shall have the meaning set forth in Section 9(b).

“Mandatory Redemption Event” shall have the meaning set forth in Section 9(a).

“Mandatory Redemption Offer” shall have the meaning set forth in Section 9(b).

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Common Stock.

“Material Terms” shall have the meaning set forth in Section 6(f).

“New Securities” has the meaning set forth in Section 6(e).

“Offer” has the meaning set forth in Section 6(e).

“Offeree” has the meaning set forth in Section 6(e).

“Offer Notice” has the meaning set forth in Section 6(e).

“Officer” means the Chairman, any Vice Chairman, any Chief Executive Officer, the Chief Administrative Officer, the Treasurer, any Vice President, any Assistant Treasurer, the Principal Accounting Officer, the Chief Financial Officer, the Chief Accounting Officer, the Chief Operating Officer, the General Counsel, the Secretary or any Assistant Secretary of the Corporation, as the case may be.

“Open of Business” means 9:00 a.m., New York City time.

“Parity Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series shall rank on parity with the Series A Preferred Stock as to dividend rights and/or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Permitted Encumbrance” means encumbrances for taxes, assessments and other governmental charges not yet due and payable, that are being contested in good faith and for which appropriate reserves have been established.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Plan” means the First Amended Joint Chapter 11 Plan of Invacare Corporation and its Debtor Affiliates confirmed by the Bankruptcy Court in the Confirmation Order.

“Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Pro Rata Portion” shall mean with respect to a Debt Group Members, a fraction determined by dividing (x) the number of Series A Preferred Stock held by such Debt Group Member or its Related Funds on the Effective Date and (y) the total number of Series A Preferred Stock owned by all of the Exercising Group Members and their respective Related Funds as of the Effective Date.

“Redemption Date” means a Voluntary Redemption Date or a Mandatory Redemption Date, as applicable.

“Redemption Dividend Amount” means, as of a Redemption Date and in respect of each share of Series A Preferred Stock being redeemed on such Redemption Date, the Dividends accrued on the Liquidation Preference of such share, and not otherwise a part of the Liquidation Preference, from, and including, the last Dividend Payment Date immediately preceding such Redemption Date on which all Dividends then due were compounded or paid in cash to, but excluding, such Redemption Date.

“Redemption Notice” shall have the meaning set forth in Section 8(a).

“Register” means the records maintained by the Registrar reflecting ownership of the shares of Series A Preferred Stock issued in book-entry form pursuant to Section 19(a), or of the definitive stock certificates issued pursuant to Section 19(c).

“Registrar” initially means Equiniti Trust Company, LLC, the Corporation’s duly appointed registrar for the Series A Preferred Stock and any successor appointed under Section 14.

“Related Fund” means, with respect to a Backstop Party, any Affiliates (including at the institutional level) of such Backstop Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate of such Backstop Party or by the same investment manager, advisor or subadvisor as such Backstop Party or an Affiliate of such Backstop Party. For purposes of this definition:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided that for purposes of this Certificate of Designations, no Backstop Party shall be deemed an Affiliate of the Company Parties or any of their Subsidiaries;

“Company Parties” means the Corporation, Invacare International, Reorganized Invacare, Adaptive Switch Laboratories, Inc. a Texas corporation, and Freedom Designs, Inc., a California corporation;

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof;

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan; and

the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Relevant Stock Exchange” means, as of any date, the principal U.S. national securities exchange on which the Common Stock is then listed.

“Reorganized Invacare” means Invacare Corporation, a corporation organized under the laws of Ohio, following its emergence from the voluntary bankruptcy proceedings commenced before the Bankruptcy Court on January 31, 2023.

“Reorganized Invacare Common Stock” means the common stock, without par value, of Reorganized Invacare.

“Reorganized Invacare Fundamental Change” means the consummation, at any time after the Effective Date, of (A) any transaction immediately following the consummation of which Reorganized Invacare ceases to be a Wholly-Owned Subsidiary of the Corporation; (B) the voluntary or involuntary liquidation, winding-up or dissolution of Reorganized Invacare, (C) any consolidation, merger, binding share exchange, or other combination pursuant to which the

Reorganized Invacare Common Stock will be converted into, or exchanged for, stock, other securities, or other property or assets (including cash), or a combination thereof, in each case after which Reorganized Invacare will no longer be a Wholly-Owned Subsidiary of the Corporation; or (D) any sale, lease, or other transfer or disposition in one transaction or a series of transactions of all or a material portion of the consolidated assets of Reorganized Invacare and its Subsidiaries, taken as a whole, to any Person other than the Corporation or any of the Corporation’s Wholly-Owned Subsidiaries (a “material portion” of the consolidated assets of Reorganized Invacare and its Subsidiaries, taken as a whole shall include, without limitation, assets sold, leased or transferred which results in net proceeds in excess of $10,000,000).

“Restricted Debt Transaction” shall have the meaning set forth in Section 6(f).

“Rights Offering” shall have the meaning set forth in the Plan.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Stock” means each class or series of capital stock of the Corporation the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock as to dividend rights and/or distribution rights upon the Corporation’s liquidation, winding-up or dissolution, including the Series B Preferred Stock.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Series B Preferred Stock” means the series of Preferred Stock consisting of 5,938,6201 shares of Preferred Stock designated as the “Series B Preferred Stock”.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which equity interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in Common Stock generally occurs on the Relevant Stock Exchange; provided that if the Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

[1]	NTD: Equal to the number of Series A Preferred Stock held the lenders (and their affiliates) under the ABL.

“Transfer Agent” shall initially mean Equiniti Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Series A Preferred Stock and any successor appointed under Section 14.

“Voluntary Conversion” shall have the meaning set forth in Section 10(a).

“Voluntary Redemption Date” shall have the meaning set forth in Section 8(a).

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Relevant Stock Exchange on such Trading Day; provided, that if such volume-weighted average price is not available on any Trading Day, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%”.

Section 4 Dividends.

(a) Accrual. From and after the Effective Date, Holders of Series A Preferred Stock shall be entitled to receive cumulative dividends, accruing daily, at the Dividend Rate on the Liquidation Preference thereof (the “Dividends”); when, as, and if declared by the Board of Directors, the Corporation shall pay such Dividends out of funds lawfully available therefor. The Board of Directors shall not be required to declare any Dividends, and any declaration of a Dividends shall be solely at the discretion of the Board of Directors of the Corporation; provided, that prior to the Exit Indebtedness Termination Date no Dividends shall be declared by the Board.

(b) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other class or series of Junior Stock. The foregoing limitation shall not apply to:

(i) any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share;

(ii) purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration in the ordinary course of business of any benefit or other incentive plan or employment contract, including (x) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (y) the payment of cash in lieu of fractional shares;

(iii) purchases or deemed purchases or acquisitions of fractional interests in shares of any Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock;

(iv) any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and

(v) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and the payment of cash in lieu of fractional shares.

(c) Method of Payment of Dividends.

(i)

Dividends shall be payable quarterly and shall compound quarterly and accrue, whether or not earned or declared, from the most recent date on which Dividends have been paid, or, if no Dividends have been paid, from the Effective Date.

(ii)	If a Dividend is declared by the Board of Directors, then such Dividend shall be paid in cash.

(iii)

If a cash dividend is not declared and paid in cash on a Dividend Payment Date, then in full discharge of any accrual of cash dividends for the corresponding Dividend Accrual Period, the Liquidation Preference of each outstanding share of Series A Preferred Stock, regardless of its date of issue, shall automatically increase on such Dividend Payment Date, pursuant to clause (a) or clause (b), as applicable, of the “Liquidation Preference” definition, by an amount equal to the Dividend Rate multiplied by the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or the Effective Date in respect of the first Dividend period).

Section 5 Liquidation, Dissolution or Winding-Up.

(a) In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, or if a Deemed Liquidation Event shall occur, each Holder shall be entitled to receive, out of the assets of the Corporation legally available for distribution to its stockholders, on the date (the “Final Distribution Date”) fixed for this purpose by the Corporation, which in the case of the occurrence of a Deemed Liquidation Event shall be no later than 20 Business Days following such occurrence, in respect of each share of Series A Preferred Stock owned by such Holder:

(i)

after satisfaction of debt and other liabilities owed to the Corporation’s creditors, holders of shares of any Senior Stock and holders of shares of Series B Preferred Stock but before any payment or distribution is made to holders of any Junior Stock, including the Common Stock, an amount equal to the Liquidation Preference at the time in effect, together with Dividends thereon, from, and including, the last Dividend Payment Date immediately preceding the Final Distribution Date on which all Dividends then due were compounded or paid in cash to, but excluding, the Final Distribution Date (such Dividends amount, the “Liquidation Dividend Amount”); and

(ii)

simultaneously with the distribution made to the holders of Common Stock, if any, ratably with such holders, an amount equal to the positive difference, if any, between (a) the fair market value (as determined in good faith by the Board of Directors) of all cash and other distributions to be received on a per-share basis by the holders of Preferred Stock in respect of the Common Stock that would have been received on conversion had such Preferred Stock been converted to Common Stock immediately prior to the record date for such distribution in accordance with Section 10, and (b) the amount received in respect of the Liquidation Preference at the time in effect pursuant to the immediately preceding paragraph.

(b) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of the Series A Preferred Stock and (2) the liquidation preference of, and the amount of accrued and unpaid dividends (to, but excluding, the date fixed for liquidation, winding up or dissolution) on, all Parity Stock, if applicable, are not paid in full, the Holders and all holders of any such Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accrued and unpaid dividends to which they are entitled.

(c) After the payment to any Holder of the aggregate amounts set forth in Section 5(a) above, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation.

Section 6 Covenants.

(a) As long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall, unless consented to by holders of a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class:

(i)

provide the Holders with, (1) as soon as available, audited consolidated balance sheets of the Corporation as at the end of each such fiscal year and audited consolidated statements of income and cash flows for such year and (2) as soon as available, unaudited consolidated balance sheets of the Corporation as at the end of each such fiscal quarter and unaudited consolidated statements of income and cash flows for such fiscal quarter.

(ii)

upon receipt of written request from Holders of at least 10% of all shares of Series A Preferred Stock and Series B Preferred Stock, taken together as a single class, at the time issued and outstanding, make available to the Holders one or more representatives of the senior management of the Corporation to discuss with the Holders, via secured video conference or similar telecommunications means, the business and affairs of the Corporation and such other matters as shall be identified in the request to the Corporation; provided, that without the prior written consent of the Corporation, the rights contemplated in this paragraph shall not be exercised more than once per fiscal quarter of the Corporation; and provided, further, that the eligibility of one or more Persons to submit a request pursuant to this Section 6(a)(ii) shall be conclusively presumed if they can demonstrate their ownership of the requisite number of shares of Series A Preferred Stock pursuant to Rule 14a-8 under the Exchange Act (as amended from time to time or any successor rule or regulation) or as otherwise provided in the Bylaws of the Corporation;

(iii)

not create, nor authorize the creation of, nor issue or obligate itself to issue shares of Preferred Stock other than the issuance of shares of Series B Preferred Stock pursuant to the terms of and in accordance with the Exchange Agreement;

(iv)

ensure that substantially all operations within North America are conducted solely through Subsidiaries that are directly or indirectly owned by Reorganized Invacare, and substantially all operations outside of North America are conducted solely through Invacare International and Subsidiaries that are directly or indirectly owned by Invacare International; and

(v)

not conduct, transact or otherwise engage in any business or operations other than (1) the ownership of capital stock of Invacare International and Reorganized Invacare and of such Subsidiaries and other affiliates; (2) the performance of its obligations under its organizational documents, and the compliance with all laws, rules, regulations, orders, judgements, decrees, or permits applicable to it; (3) the participation in tax, accounting, cash management, cash pooling, transfer pricing, cost-sharing arrangements and other administrative matters related to it or any of its Subsidiaries; (4) the activities described in Section 6.06(a)(iv) and (v) of the Exit Term Loan Agreement, as in effect on the date hereof; (5) defend or exercise its rights, and discharge its obligations under, the Exit Secured Convertible Notes, the Exit Secured Convertible Tranche I Notes Indenture, and the Exit Secured Convertible Tranche II Notes Indenture; (6) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, providing indemnification for its current and/or former officers, directors, members of management, managers, employees and advisors or consultants; (7) as permitted by the ABL Credit Agreement; and (8) activities incidental to the businesses or activities described in the foregoing clauses.

(b) For so long as any Series B Preferred Stock is outstanding, the Corporation shall not, without the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class:

(i)	make any cash payment with respect to any share of Series A Preferred Stock, including pursuant to Section 4, Section 8 or Section 9 hereof; and

(ii)	make any payment with respect to any shares of capital stock of Invacare International or Reorganized Invacare.

(c) The Corporation will use commercially reasonable efforts to ensure that, to the extent permitted by the Depositary, each of the shares of the Series A Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock are eligible for clearance and settlement through the facilities of the Depositary.

(d) Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that (i) the Series A Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of the Code and Treasury Regulations Section 1.305-5(a); and (ii) no Holder will be required to include in income any amounts in respect of the Series A Preferred Stock by operation of Section 305(b) or (c) of the Code. The Corporation will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment (including by way of withholding) unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(e) If at any time prior to the second anniversary of the Effective Date, the Corporation or any of its Subsidiaries offers to issue or sell, or to enter into any agreement providing for the issuance or sale (contingent or otherwise) which is not prohibited by this Certificate of Designations (each, an “Offer”) of, any capital stock or securities convertible into capital stock of the Corporation (“New Securities”) to any Person (“Offeree”), the Corporation shall offer to sell to each Exit Lender that is an “accredited investor,” as defined in Rule 501(a) of Regulation D of the Securities Act (each, an “Entitled Stockholder”), on the terms set forth in this Section 6(e) a portion of such New Securities equal to (i) the number of such New Securities being offered to such Offeree multiplied by (ii) a fraction (A) the numerator of which is the aggregate number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock held by such Entitled Stockholder (which for purposes hereof shall include shares held by a depository, broker, financial advisor and/or other nominee for such stockholder) and (B) the denominator of which is the aggregate number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock held by all Entitled Stockholders; provided that if the Corporation requires an Offeree to also purchase other equity securities or debt securities of the Corporation or any of its subsidiaries, any Entitled Stockholder shall also, as a condition to the exercise of such stockholder’s preemptive rights pursuant to this Section 6(e), be required to purchase the same class and type of securities of the Corporation or its subsidiaries on the same terms and conditions; and provided, further, that the term New Securities shall not include securities issued, or to be issued, (A) in a bona fide underwritten public offering having an aggregate offering price of at least $50,000,000; and (B) in transactions not of a capital-raising nature such as, for example, (i) securities issued to employees, officers or directors pursuant to compensation plans, agreements or other arrangements, (ii) securities issued to sellers of assets or entities acquired by the Corporation or any Subsidiary, whether by merger, asset purchase, reorganization or other transaction the primary purpose of which is not to provide financing to the Corporation or its Subsidiaries, or (iii) securities issued as “equity kickers” to unaffiliated parties providing financing to the Corporation or its Subsidiaries.

The Corporation shall deliver to each Entitled Stockholder a notice (the “Offer Notice”), describing in reasonable detail the New Securities being offered, the proposed purchase price thereof (which may be a price range), the expected use of proceeds thereof, the payment terms and conditions and the maximum amount and percentage of the offering such Entitled Stockholder is entitled to purchase.

In order to exercise its purchase rights hereunder, an Entitled Stockholder must, within 10 Business Days after delivery of the Offer Notice, deliver a written notice to the Corporation stating the exercise of such purchase right and the quantity or percentage of New Securities to be purchased by such Entitled Stockholder, which quantity or percentage may be all or any portion of the amount to which such Entitled Stockholder is entitled pursuant to this Section 6(e).

In the event any Entitled Stockholder fails to exercise its rights under this Section 6(e) with respect to any particular New Securities within such 10-Business Day period, the Corporation shall have 180 days thereafter to sell such New Securities, at a price not more favorable and upon general terms not materially more favorable to the purchaser of such New Securities than as specified in the Offer Notice. Any New Securities that are not sold within such 180-day period shall not thereafter be issued or sold without first being reoffered to the Entitled Stockholders pursuant to this Section 6(e).

Notwithstanding anything to the contrary set forth in this Section 6(e), the Corporation may comply with the provisions of this Section 6(e) by first selling to an Offeree, subject to the conditions contained in the following sentence, all of the New Securities contemplated to be issued and sold by the Corporation in an Offer and promptly thereafter offering to sell to the Entitled Stockholders the number of such New Securities such Entitled Stockholders are entitled to purchase pursuant to this Section 6(e). In the event that any Entitled Stockholder purchases securities from the Corporation pursuant to this Section 6(e), upon the request of the Board of Directors, the Offeree may, in its discretion, sell to the Corporation for a price per share of Common Stock or other equity security or debt security equal to the original cost thereof, the same number and class of shares of Common Stock or other equity security or debt security acquired by the Offeree that are purchased by such Person(s) exercising their rights under this Section 6(e); provided that in the event the Offeree elects not to sell such securities back to the Corporation pursuant to this sentence, each Person exercising their rights under this Section 6(e) shall be entitled to purchase an amount of additional New Securities from the Corporation so that such Person’s Percentage Ownership vis-à-vis such Offeree is the same as it would have been had the Offeree sold such shares of Common Stock or other equity securities or debt securities back to the Corporation pursuant to this sentence.

In the event that the participation in the Offer by an Entitled Stockholder would require under applicable law the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities, such Entitled Stockholder shall not have the right to participate in the Offer. Without limiting the generality of the foregoing, it is understood and agreed that neither the Corporation nor any Subsidiary shall be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes.

Notwithstanding the foregoing or anything to the contrary herein, the provisions of this Section 6(e) shall not apply to any Offer of New Securities made pursuant to, as a result of or related to the ABL Credit Agreement, the Exchange Agreement or the transactions contemplated thereby.

(f) If at any time prior to September 30, 2024, the Corporation or any of its Subsidiaries, offer to enter into any agreement, negotiate with, or consummate any transaction that would result in the Company or any of its Subsidiaries incurring Debt (a “Restricted Debt Transaction”), the Corporation shall offer to each Debt Group Member the right to participate in such Restricted Debt Transaction and fund such Debt Group Member’s Pro Rata Portion the aggregate principal amount of such Restricted Debt Transaction on the terms set forth in this Section 6(f).

(i) If the Corporation or any of its Subsidiaries wishes to enter into any agreement or consummate a Restricted Debt Transaction, the Corporation shall deliver to each Debt Group Member a prior written notice (the “Debt Offer Notice”) describing the material financial and other terms and conditions of such offer (the “Material Terms”), including, without limitation and as applicable, the principal, maturity date, interest rates, collateral, default provisions, guarantors premiums and prepayment penalties and each Debt Group Member’s Pro Rata Portion of the aggregate principal amount of such Restricted Debt Transaction.

(ii) In order to exercise its funding rights hereunder, a Debt Group Member must, within 5 Business Days after delivery of the Debt Offer Notice (the “Exercise Period”), deliver a written notice to the Corporation stating that the Debt Group Member exercises its participation and funding right and the amount such Debt Group Member, or any of its Related Funds, shall fund in accordance with the Material Terms, which amount shall be all or any portion of the Debt Group Member’s Pro Rata Portion for such Restricted Debt Transaction (an “Exercising Group Member”).

(iii) In the event that any Debt Group Member fails to exercise its rights under this Section 6(f) with respect to any particular Restricted Debt Transaction within the Exercise Period (a “Declining Group Member”), the Corporation or its applicable Subsidiary may consummate the Restricted Debt Offer on Material Terms that are the same or more favorable to the Corporation or its applicable Subsidiary as the Material Terms set forth in the Debt Offer with any third party funding any Declining Members’ Pro Rata Portion of the Restricted Debt Transaction or any portion of the Restricted Debt Transaction not otherwise funded by Exercising Group Members. If such Restricted Debt Transaction is not consummated within such 20 day period, the terms and conditions of this Section 6(f) will again apply and Corporation shall not, and shall not permit any Subsidiary of the Corporation to enter into any Restricted Debt Transaction without affording all of the Debt Group Members the right to participate in such Restricted Debt Transaction on the terms and conditions of this Section 6(f).

Section 7 Voting Power.

(a) General. Except as otherwise provided by law, the Charter, or this Certificate of Designations, each Holder shall be entitled to cast, voting together as a single class with the holders of Series B Preferred Stock and Common Stock as a single class, with respect to any matter subject to the approval of holders of the Common Stock, a number of votes and fractions thereof equal to the number of shares of Common Stock and fractions thereof into which each share of Series A Preferred Stock held by such Holder could have been converted on the record date for the determination of the holders of Common Stock entitled to vote thereon. Except as otherwise provided by law, the Charter or this Certificate of Designations, each Holder shall be entitled to provide, acting together with the holders of Series B Preferred Stock and Common Stock as a single class, in connection with any matter submitted to the written consent of the holders of Common Stock, written consent with respect of the number of shares of Common Stock and fractions thereof into which each share of Series A Preferred Stock held by such Holder could have been converted on the record or other date used for the determination of the holders of Common Stock entitled to provide written consent thereon.

(b) Other Voting Powers. To the extent not otherwise contemplated by or permitted under the Exchange Agreement, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of record of at least a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of stockholders:

(i)

amend or alter the provisions of the Charter so as to authorize or create, or increase the authorized number of, any class or series of capital stock of the Corporation which would be Senior Stock or Parity Stock;

(ii)

amend, alter or repeal any provision of the Charter, this Certificate of Designations, or the Bylaws so as to increase the authorized number of shares of Series A Preferred Stock, or to adversely affect the powers, preferences and rights, and the qualifications, limitations or restrictions thereto, of the Series A Preferred Stock, or the obligations of the Corporation to the Holders thereunder or hereunder;

(iii)	issue, following the Effective Date, any shares of capital stock of the Corporation other than Common Stock;

(iv)	sell, transfer, pledge, or otherwise dispose of any securities issued by Invacare International or Reorganized Invacare;

(v)	allow the issuance of any capital stock by Invacare International or Reorganized Invacare to any Person other than the Corporation;

(vi)	consummate, allow to become effective, or approve the consummation of a Deemed Liquidation Event;

(vii)	authorize or allow to become effective an Invacare International Fundamental Change or a Reorganized Invacare Fundamental Change; or

(viii)	take any action to liquidate, dissolve or wind up the Corporation.

(c) Any action required or permitted to be taken at any annual meeting or special meeting of the Holders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, is or are signed by the Holders of outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of shares of Series A Preferred Stock entitled to vote thereon were present and voted.

(d) The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, applicable law, and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.

Section 8 Redemption at the Election of the Company.

(a) Following the occurrence of the Exit Indebtedness Termination Date, the Corporation shall have the right, at any time and from time to time, to call for redemption all or some of the shares of Series A Preferred Stock at the time outstanding, by written notice (a “Redemption Notice”) sent to the Holders not less than 20 and not more than 35 calendar days prior to the date designated by the Corporation for such redemption (each such date, a “Voluntary Redemption Date”).

(b) The Redemption Notice shall identify the shares of Series A Preferred Stock to be redeemed and shall state:

(i)	that Holders have the right to convert the shares of Series A Preferred Stock called for redemption, and the Conversion Price then in effect;

(ii)	the Voluntary Redemption Date;

(iii)

that any definitive stock certificates evidencing shares of Series A Preferred Stock being redeemed must be presented and surrendered to the Registrar and Transfer Agent to receive the amounts due in connection with such redemption;

(iv)	the name and address of the Registrar and Transfer Agent;

(v)

that Holders who wish to convert shares of Series A Preferred Stock must exercise their right to do so in the form prescribed by Section 10(b) prior to 5:00 p.m., New York City time, on the Trading Day immediately preceding the Voluntary Redemption Date; and

(vi)

that, unless the Corporation defaults on the payment of the amounts specified in Section 8(c) below, Dividends in respect of all shares of Series A Preferred Stock called for redemption shall cease to accrue on the Voluntary Redemption Date.

If some of the shares of Series A Preferred Stock to be redeemed are represented by a Global Certificate, the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemptions.

The Redemption Notice may, at the Corporation’s discretion, state that any such redemption is subject to the satisfaction of one or more conditions precedent.

(c) On the Voluntary Redemption Date, the Corporation shall pay to each Holder of shares to be redeemed on such date, per each share of Series A Preferred Stock being so redeemed, an amount equal to the Liquidation Preference at the time in effect, together with the corresponding Redemption Dividend Amount accrued thereon. After the payment to such Holder of the aggregate amount of the Liquidation Preference at the time in effect and the Redemption Dividend Amount corresponding to all of such Holder’s shares of Series A Preferred Stock being redeemed, such Holder shall have no rights or claims to any remaining assets of the Corporation with respect to such shares.

(d) The delivery of a notice of redemption by the Corporation pursuant to Section 8(a) above shall not impair the Holders’ right to convert their respective shares of Series A Preferred Stock as provided in Section 10 below.

(e) Any shares of Series A Preferred Stock that are redeemed pursuant to this Section 8 or pursuant to Section 9 shall be cancelled and may not be re-issued or included in authorized Series A Preferred Stock.

Section 9 Mandatory Redemption Offer.

(a) The provisions of this Section shall apply upon the occurrence, after the Exit Indebtedness Termination Date, of any of the following (each, a “Mandatory Redemption Event”):

(i)	a Change of Control;

(ii)	an Invacare International Fundamental Change; or

(iii)	a Reorganized Invacare Fundamental Change.

(b) Upon the occurrence of a Mandatory Redemption Event, the Corporation shall promptly, and in no event more than five Business Days from the date of such occurrence, either (i) call for redemption pursuant to Section 8 all outstanding shares of Series A Preferred Stock and send to all Holders a Redemption Notice as provided therein, or (ii) make a written offer to all Holders (the “Mandatory Redemption Offer”) to redeem all of the issued and outstanding shares of Series A Preferred Stock on a date selected by the Corporation (such date, the “Mandatory Redemption Date”) that shall be not earlier than 20 and no more than 35 calendar days after the date the offer is delivered to the Holders. The Mandatory Redemption Offer shall specify:

(i)	the nature of the Mandatory Redemption Event occurred;

(ii)	the date of the Mandatory Redemption Event;

(iii)	the Mandatory Redemption Date;

(iv)	the last date on which a Holder may accept the Corporation’s offer to redeemed the shares of Series A Preferred Stock;

(v)

that any definitive stock certificates evidencing shares of Series A Preferred Stock being redeemed must be presented and surrendered to the Registrar and Transfer Agent to receive the amounts due in connection with such redemption;

(vi)	the name and address of the Registrar and Transfer Agent; and

(vii)

that, unless the Corporation defaults on the payment of the amounts specified in Section 9(d) below, Dividends in respect of all shares of Series A Preferred Stock tendered for redemption shall cease to accrue on the Mandatory Redemption Date.

If some of the shares of Series A Preferred Stock to be redeemed are represented by a Global Certificate, the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemptions.

(c) Should the funds legally available to the Corporation for the redemption of the Series A Preferred Stock not be sufficient to pay to all Holders all amounts due pursuant to Section 9(d) below in respect of all shares of Series A Preferred Stock at the time outstanding, the Mandatory Redemption Offer shall (i) indicate the total amount of funds legally available to the Corporation for redemptions of the Series A Preferred Stock, (ii) include an explanation of how such amount was determined, and (iii) set forth the method, or methods, of how the funds will be allocated among Holders, in the event the total number of shares of Series A Preferred Stock tendered for redemption exceeds the funds the Corporation has legally available for that purpose; provided, that any such method shall ensure that each share selected for redemption is redeemed in full.

(d) On the Mandatory Redemption Date, the Corporation shall pay to each Holder of shares of Series A Preferred Stock being redeemed, in respect of each such share, an amount equal to the Liquidation Preference at the time in effect, together with the corresponding Redemption Dividend Amount accrued thereon.

(e) After the payment by the Corporation to the respective Holder of the aggregate amount of the Liquidation Preference at the time in effect and the corresponding Redemption Dividend Amount in respect of each share of Series A Preferred Stock being redeemed, such Holder shall have no rights or claims to any remaining assets of the Corporation with respect to such share.

(f) Following each Mandatory Redemption Date on which the Corporation is unable to redeem all shares of Series A Preferred Stock timely tendered for redemption due to the insufficiency of funds legally available for that purpose, the Corporation shall be required to send to the Holders additional Mandatory Redemption Offers within 20 Business Days from each date on which the Corporation shall receive additional payments or proceeds from the transaction or occurrence that constituted the original Mandatory Redemption Event from which such Mandatory Redemption Date arose, provided that at least $10,000,000.00 (or such lesser amount as the Board of Directors may determine in its discretion) are legally available to pay for additional redemptions of Series A Preferred Stock.

(g) The delivery of a Mandatory Redemption Offer by the Corporation as provided above shall not impair the Holders’ right to convert their respective shares of Series A Preferred Stock as provided in Section 10 below.

(h) In connection with any redemption of Series A Preferred Stock pursuant to this Section 9, the Corporation shall (i) comply with the provisions of Rule 13e-4, Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may then be applicable; and (ii) otherwise comply with all federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 9, the Corporation’s compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under this Section 9.

(i) For the avoidance of doubt, the Corporation may waive the provisions of this Section 9, including the occurrence of a Mandatory Redemption Event, and all rights, preferences and privileges with respect thereto, for all Holders with the applicable approvals or consents set forth in Section 18.

Section 10 Voluntary Conversion at the Option of the Holder.

(a) Subject to satisfaction of the conversion procedures set forth below, the Holders shall have the option to convert (a “Voluntary Conversion”), at any time on or after the Free Convertibility Date, a share of Series A Preferred Stock into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference as of the calendar day immediately preceding the Conversion Date, into (y) the Conversion Price in effect on the Conversion Date.

(b) To effect a Voluntary Conversion, a Holder must:

(i) complete and manually sign the conversion notice on the back of the Series A Preferred Stock certificate or a facsimile of such conversion notice;

(ii) deliver the completed conversion notice and the certificated shares of Series A Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes or duties, if any.

Notwithstanding the foregoing, to effect a Voluntary Conversion of shares of Series A Preferred Stock held in global form, the Holder must, in lieu of the foregoing, comply with the applicable procedures of DTC (or any other Depositary for the shares of Series A Preferred Stock held in global form appointed by the Corporation).

The Voluntary Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (“Conversion Date”).

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock upon conversion, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder.

A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Series A Preferred Stock being converted are in book-entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, to the extent permitted by the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Conversion Date, and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on the applicable Conversion Date. Prior to the Close of Business on such applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Series A Preferred Stock.

In the event that a Voluntary Conversion is effected with respect to shares of Series A Preferred Stock representing less than all the shares of the Series A Preferred Stock held by a Holder, upon such Voluntary Conversion, as applicable, the Corporation shall execute and instruct the Transfer Agent and Registrar to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A Preferred Stock as to which Voluntary Conversion was not effected, or, if such Holder’s Series A Preferred Stock is held in book-entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of the Series A Preferred Stock represented by the global certificate by making a notation on Schedule I attached to such global certificate, or otherwise notate such reduction in the Register maintained by such Transfer Agent and Registrar.

(c) In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series A Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(d) If the Corporation has a shareholder rights plan in effect upon a conversion of shares of Series A Preferred Stock, each share of Common Stock issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates or book entries representing the shares of Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to a conversion of Series A Preferred Stock, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan, the provisions of Section 13(a)(ii) shall apply to such separated rights.

Section 11 Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock (which shall initially equal 98,067,027 shares of Common Stock). For purposes of this Section 11(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock or as payment of any dividend on such shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion or redemption of, or as payment of a dividend on, the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and free of preemptive rights.

(d) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock.

Section 12 Fractional Shares.

(a) No fractional shares of Common Stock shall be issued to Holders as a result of any conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of the Series A Preferred Stock of any Holder that are converted hereunder, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Fair Value of the Common Stock as of the Trading Day immediately preceding the Conversion Date.

Section 13 Anti-Dilution Adjustments to the Conversion Price.

(a) The Conversion Price shall be adjusted as set forth in this Section 13, except that the Corporation shall not make any adjustments to the Conversion Price if each Holder is eligible to participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of Common Stock and solely as a result of holding the Series A Preferred Stock, in any of the transactions set forth in Section 13(a)(i)-(iv) without having to convert their Series A Preferred Stock as if such Holder held the number of shares of Common Stock into which the Series A Preferred Stock held by such Holder on the record date for such transaction could be converted into on such date.

(i) If the Corporation shall, after the Effective Date, (A) pay a dividend or make a distribution or bonus issue on any of its Common Stock in Common Stock, (B) subdivide (by way of a share split or otherwise) or reclassify any of its outstanding Common Stock into a greater number of shares, or (C) combine or reclassify (by way of reverse stock split or otherwise) any of its outstanding Common Stock into a smaller number of shares, then, in each event, the Conversion Price in effect immediately prior to the Close of Business on the relevant record date (in the case of the preceding clause (A)) or immediately prior to the Open of Business on the effective date of the subdivision or combination (in the case of the preceding clauses (B) and (C)) for such dividend, distribution, bonus issue, subdivision, reclassification, or combination shall be adjusted to the number obtained by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the total number of Common Stock issued and outstanding immediately prior to the Close of Business on the relevant record date (in the case of the preceding clause (A)) or immediately prior to the Open of Business on the effective date of the subdivision, reclassification, or combination (in the case of the preceding clauses (B) and (C)) for such dividend, distribution, bonus issue, subdivision, reclassification, or combination, and (ii) the denominator of which shall be the number of Common Stock issued and outstanding immediately after giving effect to such dividend, distribution, bonus issue, subdivision, reclassification or combination.

Any adjustment made under this Section 13(a)(i) shall become effective immediately after the Close of Business on the relevant record date for such dividend, distribution, or bonus issue (in the case of clause (A)), or immediately after the Open of Business on the effective date for such subdivision, reclassification, or combination (in the case of clauses (B) and (C)). If any dividend or distribution of the type set forth in this Section 13(a)(i) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend, distribution, or bonus issue to the Conversion Price that would then be in effect if such dividend, distribution, or bonus issue had not been declared. For the purposes of this Section 13(a)(i), the number of shares of Common Stock outstanding at any time shall not include shares that the Corporation holds in treasury. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock that it holds in treasury.

(ii) If the Corporation issues to holders of its Common Stock, or shall fix a record date for the determination of holders of its Common Stock to receive, any right to subscribe for additional Common Stock pursuant to a rights offering at a price per share of Common Stock less than the Fair Value per share of Common Stock as of the Trading Day immediately preceding the date of announcement of such issuance (a “Rights Offering”), then the Conversion Price shall, with effect at the Open of Business on the Business Day immediately following the date on which such Rights Offering is consummated, be decreased to a price determined in accordance with the following formula:

CP2 = CP1 * (O + Y) ÷ (O + X)

where,

“CP2” shall mean the Conversion Price in effect immediately after the adjustment provided in this Section 13(a)(ii);

“CP1” shall mean the Conversion Price in effect immediately before the adjustment provided in this Section 13(a)(ii);

“O” shall mean the number of Common Stock outstanding immediately before the consummation of the Rights Offering;

“X” shall mean the number of Common Stock issuable upon exercise of such rights pursuant to the Rights Offering; and

“Y” shall mean the number of Common Stock equal to the aggregate price payable for the Common Stock in the Rights Offering divided by the Fair Value per share of Common Stock as of the Trading Day immediately preceding the announcement date of the Rights Offering.

Any adjustment made under this Section 13(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective as of the opening of business on the first Trading Day immediately following the date on which the Rights Offering is consummated.

For the purpose of this Section 13(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Fair Value per share as of the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

(iii) If the Corporation shall, at any time or from time to time after the Effective Date, distribute to the holders of Common Stock any dividend or other distribution of cash, evidences of its indebtedness, other securities or other properties or assets, or any options, warrants or other rights to subscribe for or purchase any of the foregoing (in each case other than (i) dividends or distributions of Common Stock referred to in Section 13(a)(i), or (ii) distributions of rights pursuant to Section 13(a)(ii)), then the Conversion Price shall be decreased to a price determined by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the Fair Value per share of Common Stock as of the Trading Day immediately preceding the record date for such distribution less the sum of (A) the cash portion, if any, of such distribution per share of Common Stock outstanding (exclusive of any treasury shares) on the record date for such distribution plus (B) the fair market value (as determined in good faith by the Board of Directors) on the record date for such distribution of that portion, if any, of such distribution consisting of evidences of indebtedness, other securities, properties, assets, options, warrants or subscription or purchase rights, expressed as an amount per share of Common Stock outstanding as of the record date for such distribution (exclusive of any treasury shares), and the denominator of which shall be the Fair Value per share of Common Stock as of the Trading Day immediately preceding the record date for such distribution. The adjustments required by this Section 13(a)(iii) shall be made whenever any such distribution occurs retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(iv) If the Corporation or any of its Subsidiaries shall, at any time or from time to time after the Effective Date, make a payment in respect of a tender or exchange offer, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Fair Value per share of Common Stock as of the Trading Day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be decreased to a price determined based on the following formula:

CP2 = CP1 * (FMV – P) ÷ FMV

where,

“CP2” shall mean the Conversion Price in effect immediately after the adjustment provided in this Section 13(a)(iv);

“CP1” shall mean the Conversion Price in effect immediately before the adjustment provided in this Section 13(a)(iv);

“FMV” shall mean the product of (x) the total number of shares of Common Stock issued and outstanding immediately prior to the Expiration Date (without giving effect to the purchase of shares accepted for purchase or exchange in such tender or exchange offer), and (y) the Fair Value per share of Common Stock as of the Trading Day immediately following the Expiration Date; and

“P” shall mean the excess paid or payable by the Corporation or its Subsidiary in connection with the tender or exchange offer, over the amount that would have been paid or payable if all shares of Common Stock eligible to participate in the tender or exchange offer were payable at the Fair Value per share of Common Stock as of the Trading Day immediately following the Expiration Date.

The Corporation shall not adjust the Conversion Price:

(A) upon the issuance of shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares of Common Stock pursuant to any present or future benefit or other incentive plan or program of or assumed by the Corporation or any of its Subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in (B) above and outstanding as of the Effective Date;

(D) for a change in par value of the Common Stock; or

(E) for any other issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, except as otherwise stated herein.

(b) Whenever the Conversion Price is to be adjusted, the Corporation shall:

(i) compute such adjusted Conversion Price;

(ii) within 10 Business Days after the Conversion Price is to be adjusted, provide or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii) within 10 Business Days after the Conversion Price is to be adjusted, provide or cause to be provided, to the Holders, a statement setting forth in reasonable detail the method by which the adjustments to the Conversion Price was determined and setting forth such adjusted Conversion Price.

Section 14 Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for Series A Preferred Stock shall be Equiniti Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes Equiniti Trust Company, LLC, the Corporation shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall give notice thereof to the Holders.

Section 15 Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes.

Section 16 Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or the Bylaws and by applicable law. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are represented by a Global Certificate, such notices may also be given to the Holders in any manner permitted by DTC or any similar facility used for the settlement of transactions in Series A Preferred Stock.

Section 17 Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 18 Amendments.The Corporation reserves the right at any time, and from time to time, to amend, alter, change, waive or repeal any provision contained in this Certificate of Designations, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Designations in their present form or as hereafter amended are granted subject to this reservation; provided, however, that (a) any amendment, alteration, waiver or repeal of this Certificate of Designations, or any provision hereof, shall require an affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, and (b) any amendment, alteration, waiver or repeal of this Certificate of Designations, or any provision hereof, that would adversely affect the rights of the Entitled Stockholders under Section 6(e) will require the consent of the Entitled Holders that hold a majority of the shares of Series B Preferred Stock held by all Entitled Holders or their Affiliates.

Section 19 Book-Entry Form; Global and Definitive Certificates.

(a) Except as provided in Section 19(b) and (c) below, shares of the Series A Preferred Stok will be issued only in the form of book entries maintained by the Corporation’s Registrar and Transfer Agent. If necessary to comply with applicable laws, such entries may include notations or other legends reflecting any restrictions applicable to the shares evidenced thereby; subject to the foregoing, the Registrar and Transfer Agent may, in consultation with the Corporation, adopt and implement procedures that allow Holders, or their prospective transferees, to hold their shares of Series A Preferred Stock in the form of a book entry pursuant to this Section 19(a), as Global Certificate Shares pursuant to Section 19(b), in the form of definitive stock certificates pursuant to Section 19(c), or any combination thereof.

(b) When and if accepted for clearance and settlement through the facilities of the Depositary, shares of the Series A Preferred Stock may be issued in the form of one or more permanent global shares of Series A Preferred Stock in definitive, fully registered form with the global legend as set forth on the form of Series A Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Certificate” and the shares of Series A Preferred Stock represented by such Global Certificate, the “Global Certificate Shares”), which is hereby incorporated in and expressly made part of this Certificate of Designations. The Global Certificates shall be signed by the Corporation and countersigned by the Registrar as provided in Section 19(d), and may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).

Each Global Certificate shall be (i) registered in the name of Cede & Co. or other nominee of the Depositary, and (ii) delivered by the Registrar to, or pursuant to instructions received from, Cede & Co., or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Certificate Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Certificate Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Certificate Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Certificate Share. The Holder of the Global Certificate Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Certificate Shares, this Certificate of Designations or the Charter.

(c) Holders of shares of Series A Preferred Stock represented by book entries maintained by the Corporation’s Registrar and Transfer Agent pursuant to Section 19(a), and owners of beneficial interests in Global Certificate Shares shall be entitled to receive physical delivery of certificated shares of Series A Preferred Stock evidenced by definitive stock certificates in the form of the Series A Preferred Stock certificate attached hereto as Exhibit A, without the global legend, provided that such Holder (in the case of shares of Series A Preferred Stock represented by book entries maintained by the Corporation’s Registrar and Transfer Agent pursuant to Section 19(a)), or the relevant Agent Member (in the case of beneficial interests in Global Certificate Shares), as applicable, submit a written request to the Registrar setting forth the number of shares of Series A Preferred Stock to be evidenced by definitive stock certificates, the number of definitive stock certificates requested, the name or names of the Persons to be identified as Holders in such definitive stock certificates, together with their respective notice details, and the manner how the requested definitive stock certificates shall be delivered. Upon receipt of such request, together with such additional documentation or information as the Corporation or the Registrar may request to verify the authenticity of the request and compliance with any applicable federal or state securities and other laws, the Corporation shall issue, and the Registrar shall authenticate and deliver in the manner indicated in the request such definitive stock certificates and shall enter in the Register the names of the Holders of the shares of Series A Preferred Stock evidenced thereby, and, if applicable, decrease by appropriate entries in Schedule I attached to the Global Certificate(s) the total number of shares represented thereby.

Except as provided in the preceding paragraph, owners of beneficial interests in Global Certificate Shares shall not be entitled to receive physical delivery of certificated shares of Series A Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Certificate Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Certificates shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

If necessary to comply with applicable laws, definitive stock certificates issued pursuant to this Section 19(c) may include notations or other legends reflecting any restrictions the shares evidenced thereby may be subject to. The Corporation may instruct the Registrar to remove any such notation or legend upon receipt from the relevant Holder of evidence reasonably satisfactory to the Corporation (which may be in the form of a legal opinion of counsel reasonably satisfactory to the Corporation) that the protections of such notation or legend are no longer necessary to ensure compliance with the securities laws.

(d) Each Global Certificate shall be executed on behalf of the Corporation in accordance with the Corporation’s Bylaws and applicable Delaware law, by manual or facsimile signature. If an Officer whose signature is on a Global Certificate no longer holds that office at the time the Registrar countersigned such Global Certificate, such Global Certificate shall be valid nevertheless. A Global Certificate shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Certificate. Each Global Certificate shall be dated the date of its countersignature.

The foregoing paragraph shall likewise apply to any definitive stock certificate representing shares of Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Amended & Restated Certificate of Designations to be duly executed in its corporate name on this 29th day of October 2024.

INVACARE HOLDINGS CORPORATION

By:	/s/ Kai Zhu
Name: Kai Zhu
Title: Senior Vice President & CFO

EXHIBIT A

(See attachment)

FORM OF FACE OF 9.00% SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK CERTIFICATE

[GLOBAL CERTIFICATE LEGEND]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[RESTRICTED TRANSFER LEGEND]

THIS SECURITY AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF INVACARE HOLDINGS CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B)	PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)	PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE REGISTRAR RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Certificate Number [ ]

[Initial] Number of Shares: [ ]

CUSIP [    ]

INVACARE HOLDINGS CORPORATION

9.00% Series A Convertible Participating Preferred Stock

(par value $0.001 per share)

(Liquidation Preference as specified below)

Invacare Holdings Corporation, a Delaware corporation (the “Corporation”), hereby certifies that [Cede & Co.] [    ] (the “Holder”), is the registered owner of [the number shown on Schedule I hereto] [    ] of fully paid and non-assessable shares of the Corporation’s 9.00% Series A Convertible Participating Preferred Stock, with a par value of $0.001 per share and a Liquidation Preference of $25.00 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, restrictions, preferences and other terms and provisions of Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations of 9.00% Series A Convertible Participating Preferred Stock of Invacare Holdings Corporation dated May [ ], 2023, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business. In the case of any conflict between this Certificate and the Certificate of Designations, the provisions of the Certificate of Designations shall control and govern.

Reference is hereby made to the provisions of Series A Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by the below authorized Officer of the Corporation this [    ] of [    ], 2024.

INVACARE HOLDINGS CORPORATION

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [ ], [ ]

Equiniti Trust Company, LLC as Transfer Agent and Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR

9.00% SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK]

Cumulative dividends on each share of Series A Preferred Stock shall be payable at the rate and in the manner provided in the Certificate of Designations.

The shares of Series A Preferred Stock shall be convertible in accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each Holder who so requests the powers, designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of stock of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert 9.00% Series A Convertible Participating Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [    ] shares of 9.00% Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), of Invacare Holdings Corporation (the “Corporation”), represented by stock certificate No(s). [ ] (the “Series A Preferred Stock Certificates”), into common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”), as of the date written below.

If Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Series A Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Conversion Price:

Shares of Series A Preferred Stock to be Converted:

Shares of Common Stock
to be Issued:*

Signature:
Name:
Address:**
Telephone No.:
E-mail:

*

The Corporation is not required to issue Common Stock until the original definitive stock certificates representing Series A Preferred Stock (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.

**	Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 9.00% Series A Convertible Participating Preferred Stock evidenced hereby to:

(Insert full legal name of assignee)

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of 9.00% Series A Convertible Participating Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature
Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE I

INVACARE HOLDINGS CORPORATION

Global Certificate

9.00% Series A Convertible Participating Preferred Stock

Certificate Number: [    ]

The number of shares of 9.00% Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) initially represented by this Global Certificate shall be [ ].

Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Series A Preferred Stock evidenced by this Global Certificate in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Certificate	Amount of Increase in Number of Shares Represented by this Global Certificate	Number of Shares Represented by this Global Certificate following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar